Exhibit 10.1

Norfolk Southern Corporation	Claude Mongeau
650 West Peachtree Street NW	Non-Executive Chairman of the Board
Atlanta, Georgia 30308

September 11, 2024

Mark George

17106 Bay Street

Jupiter, FL 33477

Dear Mark,

Subject to approval by the Norfolk Southern Corporation (NS) Board of Directors, I am pleased to formally extend to you the offer of the position of President and Chief Executive Officer effective September 11, 2024 (“Appointment Date”).

This Amended and Restated Letter Agreement confirms the key terms of your continued employment with NS.

Compensation

•	Your annual salary will be $1,000,000 effective as of the Appointment Date. Your work location will be in Atlanta, Georgia.

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You will continue to participate in the NS Executive Management Incentive Program (EMIP) in accordance with the terms of the EMIP then in effect. The annual incentive opportunity will be that established for the level of the President and Chief Executive Officer, which currently is 225% of base salary. The award payout will be determined based upon overall corporate performance against annually defined measures. EMIP awards are payable in cash. For 2024, your EMIP opportunity will be pro-rated to recognize your time as President and Chief Executive Officer during 2024.

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You will be eligible to participate in LTIP in accordance with the terms of the LTIP then in effect. The LTIP provides for equity grants to senior NS leaders and is focused on delivering long-term shareholder value. LTIP awards are made annually by the Human Capital Management and Compensation Committee of the NS Board and may be comprised of:

•	PSUs that earn out and convert to NS common stock based on the achievement of specified corporate performance goals for a three-year period,

•	RSUs that vest and convert to NS common stock over a specified vesting period, and

•	NQSOs that generally expire ten years from the grant date and entitle you to buy NS common stock at a fixed price after a specified vesting period.

LTIP awards are normally granted in January. In 2025, you will be eligible to receive a long-term incentive award under LTIP with a targeted grant date value of $10,000,000.

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You will continue to be eligible to participate in the NS Executives’ Deferred Compensation Plan. This plan allows deferral of up to 50% of your salary as well as between 10% and 100% of your annual EMIP bonus in accordance with the limitations set forth in the terms and conditions of the plan.

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You will continue to be eligible to participate in the NS Thrift and Investment Plan (a 401(k) retirement savings plan), subject to terms and conditions thereof then in effect. As presently structured, the program provides NS matching contributions of 100% of the first 1% you contribute plus 50% up to 6%. So, if you contribute 6%, NS will contribute 3.5%.

•	You will continue to be eligible to participate in the NS Retirement Plan (a defined benefit program), subject to the terms and conditions thereof then in effect.

•	You will continue to be eligible to participate in the NS Executive Severance Plan, subject to the terms and conditions then in effect.

•	You will continue to be covered by the terms of a Change in Control Agreement entered into with NS.

The equity award will be made under the terms set forth in the LTIP Form of Off-Cycle Award Agreements (filed with NS’ Form 10-Q for the period ended March 31, 2019) and evidenced by agreements between you and NS. In accordance with our usual practice, you will be required to execute a non-compete agreement to receive these awards.

Promotion Equity Award

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In recognition of you being named President and Chief Executive Officer, you will be awarded an equity grant under the NS Long-Term Incentive Plan (LTIP) with a target value of $4,000,000 on an award date (as defined in LTIP) within seven days following your Appointment Date comprised of:

•	50% Restricted Stock Units (RSUs) which vest in three annual installments from the award date in 2025, 2026 and 2027, and

•	50% Non-Qualified Stock Options (NQSOs) which vest in three annual installments from the award date in 2025, 2026 and 2027, and that generally expire 10 years following the award date.

Benefits

•	In addition to the financial compensation detailed above, you will continue to be eligible for a full range of employee benefits including medical, dental and life insurance.

•	You will continue to be eligible for five weeks of vacation each year.

At-Will Employment

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It is understood that you will continue as an at-will employee, and this Amended and Restated Letter Agreement is not intended to create a contract for, or right to, employment for any term whatsoever. NS specifically reserves the right to discontinue your employment at any time and for any reason.

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Although your employment will continue to be “at will,” if your employment with NS is terminated by NS for any reason other than for Cause (as defined in this Section below) by the three-year anniversary of your appointment as President and Chief Executive Officer, you will receive the following:

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all compensation due to you as of your termination date, including any applicable annual incentive awards, which awards would be pro-rated based on actual employment during the year of termination (payable prior to March 1 of the year following termination);

•	additional compensation in an amount equal to twelve (12) months of your then current salary, payable in one lump sum;

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a waiver of the LTIP provision for termination of awards such that your outstanding LTIP awards will be treated as if you retire, with continued vesting of all unvested shares of LTIP previously granted as of your termination date. If your employment is terminated by death or disability, vesting will occur in accordance with the terms of the award. This economic protection is conditioned upon and subject to your execution of a full general release, releasing all claims, known or unknown, that you may have against the NS arising out of or any way related to your employment or termination of employment with the NS. After the three-year anniversary of your appointment as President and Chief Executive Officer, you will not be eligible for any separation benefits under this Amended and Restated Letter Agreement and any termination without Cause would be handled in accordance with any specified program design at that given point in time.

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For purposes of this Amended and Restated Letter Agreement, “Cause” will mean your (a) indictment, conviction or plea of nolo contendere to any felony, (b) theft, fraud or embezzlement resulting in gain or personal enrichment to you, and (c) failure or refusal to substantially perform your duties for NS.

I look forward to continuing to work with you going forward. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Claude Mongeau
Claude Mongeau
Non-Executive Chairman of the Board

Accepted and Acknowledged by:

/s/ Mark George